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                                                                    EXHIBIT 99


                        [CONSUMERS ENERGY LETTERHEAD]


        JACKSON, Mich., December 19, 1997 - Consumers Energy, the principal subsidiary of CMS Energy (NYSE; CMS), received approval today from the Michigan Public Service Commission to begin a voluntary, experimental program that will allow up to 300,000 natural gas customers choose their own supplier over the next three years. The experiment is one of the largest and most far-reaching of its kind in the nation.

        The new program includes several features to protect participating and non-participating customers from distribution service cost increases or cost shifts, and to maximize incentives for the utility to control its costs and make efficient business decisions:

-       Distribution service rates for all retail gas customers will be frozen;

- The gas cost recovery clause will be suspended and the gas commodity charge will be frozen at the 1996-97 rate of $2.8364 per thousand cubic feet (Mcf) for customers who remain full-service sales customers;

- An earnings sharing mechanism will provide for refunds to customers in the event the company's actual gas utility business earnings exceed certain predetermined levels. No rate increases can result from the operation of the mechanism, even if the gas unit's earned return on equity falls below its authorized level.

        "Consumers Energy is Michigan's lowest-cost gas utility. We're holding our gas commodity charge at a level that is significantly below our Michigan competitors and 14 percent below the average price of gas on the New York Mercantile Exchange," said Paul A. Elbert, Consumers Energy's president and chief executive officer - gas.

        The new program will begin April 1, 1998, when 100,000 residential, commercial and


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industrial retail gas sales customers of Consumers Energy will be offered the opportunity to participate on a first-come, first-served basis. An additional 100,000 customers will be allowed to take part beginning April 1, 1999, and another 100,000 customers in the third and final year beginning April 1, 2000.

        The Consumers Energy plan represents a statewide expansion of the experimental pilot program initiated by the utility in Bay County in early 1997. That plan will be ended with the start of the new program, customers currently enrolled in the Bay County pilot will have the option of receiving service in the new program or returning to conventional sales service.

        Since the mid-1980s, large-volume customers of Consumers Energy have had the opportunity to select their own suppliers. The Bay County pilot extended choice to all customers in Bay County. This new program is the first in Michigan to offer choice to industrial, commercial and residential customers on a statewide basis. Consumers Energy will still deliver the gas from gas suppliers to customers participating in the experiment.

        The program will give customers the opportunity to tap into a diverse market of potential gas suppliers. They will also be permitted to elect to participate at any time during the course of the year, rather than a limited sign-up period. Customers will be allowed to return to Consumers Energy should they desire.

        "The key to the success of this experiment will be to make the process of choice simple for customers and to gain insight into why customers make the choices they do," said Elbert.

        Consumers Energy plans to immediately initiate a system-wide educational program to inform customers of the new program and to allow alternative suppliers an opportunity to solicit customers. The company will announce enrollment and application procedures in the near future.

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        Consumers Energy, the principal subsidiary of CMS Energy Corporation, is Michigan's largest natural gas and electric utility serving six million of the state's nine and one-half million residents in all 68 Lower Peninsula counties. Consumers Gas Group (NYSE: CPG) is comprised of Consumers Energy's gas distribution, storage and transmission businesses. Consumers Energy's gas distribution utility is the fifth largest in the nation and the largest in Michigan, serving 215 cities and villages including suburban Detroit, Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw in 54 of the 68 Lower Peninsula counties.

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December 19, 1997